Exhibit 10.31
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) is made by and between EVERBANK FINANCIAL CORP (“Company”), a Florida corporation, and Steven Fischer (“Employee”), as of April 13, 2011 (the “Effective Date”).
Recitals
     A. Company is engaged in the business of providing financial products and services.
     B. Employee and Company desire to enter into an employment agreement that provides Employee with certain rights and benefits during the term of his employment with Company and in the event of termination of his employment with the Company.
     C. The Company wishes to protect its competitive business interests by providing certain express restrictions on Employee’s activities after termination.
     NOW, THEREFORE, Company and Employee do hereby covenant and agree as follows:
AGREEMENT
     1. Employment. The Company hereby employs Employee and Employee hereby accepts employment upon the terms and conditions set forth in this Agreement.
     2. Duties and Responsibilities. The Employee is engaged by the Company in an executive capacity as Executive Vice President and Chief Financial Officer. Employee is subject to the direction and control of the Board of Directors (the “Board”) and shall perform duties as the Board of the Company may from time to time reasonably request. Employee shall report to the Chairman and Chief Executive Officer of the Company (the “CEO”). Employee agrees that he will serve the Company faithfully and to the best of his ability and devote his full working time to the business affairs of the Company and the promotion of its business in accordance with the Company’s reasonable directions and specifications.
     3. Term. The term of employment hereunder shall begin on the Effective Date and end on the second anniversary of the Effective Date (the “Initial Employment Term”), provided that the Initial Employment Term shall be automatically extended for additional terms of successive one (1) year periods (each, an “Additional Employment Term”) unless the Company or Employee gives written notice to the other at least ninety (90) days prior to the expiration of the Employment Term or then-current Additional Employment Term that the Employee’s employment shall not be so extended. The Initial Employment Term and each Additional Employment term shall be referred to herein as the “Employment Term.”
     4. Compensation and Benefits. During the term of this Agreement, in consideration of services rendered hereunder, Employee shall receive:
          (a) Salary. An annual base salary (“Base Salary”) equal to the amount of $325,000 and payable at such intervals during the month as the Company regularly pays its other employees, for the period during which the Employee is employed, through and including the date of termination of employment in accordance with the termination provisions of this Agreement. Company shall review Employee’s Base Salary at least annually, with the approval of the Board, and may adjust the Base Salary in accordance with historical norms and prevailing economic conditions and considering Employee’s job performance.
          (b) Bonus. An incentive bonus in accordance with any incentive bonus plan for executive employees of Company in effect at that time (the “Incentive Bonus Plan”) which currently provides Employee with an opportunity to receive a targeted amount of seventy percent (70%) of his Base Salary; provided, however, that the Incentive Bonus Plan may be redesigned or altered by the Board to reflect new corporate objectives, new measurement devices, current economic conditions and any new responsibilities then assigned to Employee. Employee shall be eligible to participate in any redesigned Incentive Bonus Plan to the same extent as other executive employees with comparable responsibilities.
          (c) Fringe Benefits. Employee shall be eligible to participate in employee benefits provided by Company on the same basis as its other executive employees.
          (d) Regulations. The provisions of 12 CFR Section 563.39 shall be deemed by Company and Employee to be incorporated into and made a part of this Employment Agreement. Any payments made to Employee pursuant to this Employment Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 USC Section 1828(k) and FDIC regulation 12 CFR Part 359, Golden Parachute and Indemnification Payments.
     5. Termination by Company for Cause. Company shall have the right at any time to terminate the employment of the Employee for Cause. If Employee is terminated for Cause, Employee’s Base Salary and other benefits provided in Section 4 hereof shall terminate as of the effective date of termination and Employee shall forfeit all rights to any other payments provided under this Agreement). For purposes of this Agreement, “Cause” means:
          (a) Willful Failure to Perform Duties. The willful and substantial failure or refusal of Employee (unless Employee shall be ill or disabled) to perform duties assigned to Employee consistent with his executive position, which failure or refusal is not remedied by Employee within thirty (30) days after written notice of such failure or refusal from the Board or the CEO;
          (b) Material Breach of Fiduciary Duties. A material breach of Employee’s fiduciary duties to the Company (such as obtaining secret profits from the Company), where such breach constituted an act or omission performed or made willfully, in bad faith and without a reasonable belief that such act or omission was within the scope of the Employee’s employment hereunder;
          (c) Gross Negligence or Willful Misconduct. Gross negligence or willful misconduct by Employee in the execution of Employee’s professional duties which is materially injurious to the Company; or
          (d) Illegal Conduct. Employee’s engaging in illegal conduct (other than traffic violations or other minor offenses) which results in a conviction of a felony (or a no contest or nolo contendere plea thereto) which is not subject to further appeal and which is materially injurious to the business or public image of the Company.
     6. Termination by Employee.
          (a) Good Reason. Employee may terminate this Agreement for Good